Exhibit 8.2

www.stinson.com

1201 Walnut, Suite 2900

Kansas City, MO 64106-2150

Tel (816) 842-8600 Fax (816) 412-1127

August 14, 2009

FCStone Group, Inc.

Suite 800

1251 N.W. Briarcliff Parkway

Kansas City, Missouri 64116

Re:   Registration Statement of Form S-4

Ladies and Gentlemen:

We have acted as counsel to FCStone Group, Inc., a Delaware corporation, in connection with the preparation and execution of the Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 1, 2009, by and among FCStone Group, Inc. (“FCStone”), International Assets Holding Corporation, a Delaware corporation (“International Assets”), and International Assets Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of International (“MergerSub”). Pursuant to the Merger Agreement, MergerSub will merge with and into FCStone (the “Merger”). At your request we have examined the form of Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, including the Joint Proxy Statement/Prospectus that forms a part thereof (the “Registration Statement”) in connection with the registration of the shares of International’s common stock to be issued to the stockholders of FCStone upon consummation of the Merger. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Merger Agreement. You have also requested our opinion regarding certain federal income tax consequences of the Merger.

In rendering this opinion, we have reviewed (without any independent investigation) the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy, at all relevant times, of the facts, statements, covenants, representations and warranties contained in: (i) the Merger Agreement, (ii) the Registration Statement, and (iii) certain representations as to factual matters made to us by FCStone and International, in their respective tax representation letters dated August 14, 2009 (the “Tax Certificates”) and have assumed that the Merger will be consummated in accordance with the Merger Agreement and without breach or waiver of any material provision thereof. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

FC Stone Group, Inc.

August 14, 2009

Furthermore, as to certain facts material to our opinion, we have relied, with your permission and without independent investigation, upon the accuracy of statements and representations of officers of FCStone and International Assets contained in the Tax Certificates and have assumed, with your permission and without independent investigation, that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken.

Based upon the foregoing and subject to the qualifications set forth below, although the discussion set forth in the Registration Statement does not purport to discuss all possible United States federal income tax consequences, it is our opinion that the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications and assumptions described therein, sets forth the material United States federal income tax considerations applicable to the FCStone’s stockholders in the Merger.

This opinion is based upon the current provisions of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not the equivalent of a ruling from, and is not binding upon, the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the Effective Time and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any subsequent changes of the matters stated, represented or assumed herein or of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion addresses only the accuracy of the discussion described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger.

This opinion is provided solely for the benefit of FCStone and its shareholders as of the date of the Merger and no other person shall be entitled to rely on this opinion.

FC Stone Group, Inc.

August 14, 2009

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

STINSON MORRISON HECKER LLP

/s/ Stinson Morrison Hecker LLP